Exhibit 10.1

June 15, 2015

Via E-Mail

Joseph E. Haniford

2525 Bridge Valley Lane

Knoxville, TN 37932

Dear Joe:

We are pleased to extend an offer of employment to you with Carpenter Technology Corporation. The terms of this agreement are contingent upon approval of the Human Resources Committee, and may be modified upon consultation with the Committee.  Should you accept this offer, your position will be Senior Vice President — Specialty Alloys Operations reporting to Tony R. Thene, Chief Executive Officer. You will work out of our Athens, Alabama location.  Your first day of employment will be July 13, 2015.  Highlights of your new position include:

•                              Annual Base Salary: $400,000 paid bi-weekly.

•                              Annual Bonus Plan: You will be eligible to participate in the Company’s Executive Bonus Compensation Plan or such successor arrangement (if any) as the Board may from time to time establish.  Your target annual bonus opportunity for the fiscal year ending June 30, 2016  is 80% of your annual base salary pro-rated based on earnings received during the fiscal year.  Zero to 200% of target will be earned based on achievement of Operating Income, Operating Margin, and Safety performance objectives, as well as a measure of your personal contribution towards overall results,  during the fiscal year ending June 30, 2016.  The relevant corporate performance objectives are determined by the Board or its Human Resources Committee each fiscal year.

•                              Sign-On Bonus: You will be paid a one-time lump sum payment of $100,000.00 less applicable taxes.  Payment will be made shortly after your start date, which is typically in your first normally scheduled paycheck.  All terms and conditions related to the Sign-On Bonus are contingent upon your execution of the  Employee Reimbursement Agreement — Sign-On Bonus attached hereto as Exhibit A.

•                              One-Time Restricted Stock Unit Award: On your start date, you will receive a one-time restricted stock unit award with respect to shares of common stock of the Company with a fair market value on that date of $100,000.00.  This award will vest, and 100% of the shares subject thereto will become deliverable, on the first anniversary of the grant date. This award will be documented in an individual award agreement as soon as practical following your start date, and such award agreement will then constitute the exclusive terms of the award.

•                              Long Term Incentive Grants:  The Company generally grants equity awards to its senior executives annually. The terms of these awards are determined by the Human Resources Committee of Carpenter’s Board of Directors. You will be eligible to receive an annual award at the time these grants are made to all employees in similar positions. The next anticipated grant will be made in the first fiscal quarter of  2016. The current value of the annual equity incentive for your position is $500,000, but the actual award may vary based upon the plan design as reviewed and approved by the Human Resources Committee of the Board of Directors.

•                              Health, Welfare and Retirement Benefits:  You will be eligible to participate in the employee benefit programs applicable to our salaried employees generally, including the Company’s health and welfare plans, as well as the defined contribution plan.  In addition, you will be eligible to participate in the Deferred Compensation Plan for Officers and Key Employees of Carpenter Technology Corporation.  Your annual vacation entitlement will be 5 weeks. Except as herein provided, or as may be hereafter approved by the Board or its Human Resources Committee, you will not be entitled to further compensation or benefits.

•                              Executive Severance Plan: Your employment by the Company is “at will” and may be terminated by the Company or by you at any time.  However, if your employment terminates due to a termination by the Company without “cause” or a resignation by you with “good reason” (each, as defined in the attached Plan document), you will be entitled to receive the severance benefits included in the Severance Pay Plan for Executives of Carpenter Technology Corporation attached hereto as Exhibit D.

•                              Change in Control Severance: You will be entitled to severance benefits in the event of a change in control, as described in the Change in Control Severance Plan attached hereto as Exhibit E. For avoidance of doubt, benefits under this section will be in lieu of, not in addition to, the severance benefits described in the Severance Pay Plan for Executives of Carpenter Technology Corporation.

•                              Intellectual Property, Confidentiality and Restrictive Covenants: In your capacity as an executive of the Company, you will be exposed to the Company’s most sensitive and proprietary information and technology, and will be provided with access to the Company’s most valuable and carefully cultivated business relationships.  Accordingly, your employment is conditioned upon your execution of the Intellectual Property Agreement and Non-Competition Agreement     attached hereto as Exhibit F.

You represent and warrant that there are no restrictions, agreements or understandings whatsoever that would prevent or make unlawful your execution of this letter, that would be inconsistent or in conflict with this letter or your obligations hereunder, or that would otherwise prevent, limit or impair your ability to be employed by the Company.

Your ownership of or transactions in securities of the Company will be subject to the Company’s insider trading policies and stock ownership guidelines from time to time in effect.

Reimbursement by the Company of any expense will be subject to Company policies and practices in effect from time to time and will be further subject to the requirements of Treas. Reg. §§ 1.409A-3(i)(1)(iv)(A)(3), (4) and (5).

Any payment or transfer of property to you will be subject to tax withholding to the extent required by applicable law.

This letter constitutes our entire agreement and understanding regarding the matters addressed herein, and merges and supersedes all prior or contemporaneous discussions, agreements, and understandings of every nature between us regarding these matters.

This letter will be governed by, and enforced in accordance with, the laws of the Commonwealth of Pennsylvania, without regard to the application of the principles of conflicts of laws.

This offer of employment is contingent upon your successfully meeting all of Carpenter’s terms of employment.  Among those is a pre-employment physical examination and providing documentation that verifies both your identity and eligibility for employment in the United States in compliance with the Immigration Reform and Control Act of 1986.

To acknowledge your consent and agreement to with the foregoing, please execute and date this letter in the space provided below and return an executed copy to me.  This letter may be signed in multiple counterparts, each of which will be deemed an original, and all of which together will constitute a single instrument.

Congratulations!

Sincerely,

/s/ John L. Rice
John L. Rice
Vice President Human Resources
Carpenter Technology Corp.

ACCEPTED:	DATE:

/s/ Joseph E. Haniford	6/16/15
Joseph E. Haniford

Exhibit A

Carpenter Technology Corporation
CARPENTER TECHNOLOGY CORPORATION	P.O. Box 14662
EMPLOYEE REIMBURSEMENT AGREEMENT	Reading, PA 19612-4662
- SIGN-ON BONUS
Tel.: 610.208.2000

Directions: In order to receive a sign-on bonus, the Employee Reimbursement Agreement must be signed and returned to the Employment Department prior to payment.

Employee Name:	Joseph E. Haniford

Social Security Number:

Effective Start Date:	July 1, 2015

Department/Location:	Carpenter Technology Corp/Athens

Hiring Manager:	Tony Thene

This Agreement is effective as of the date signed. It is between Carpenter Technology Corporation (“Carpenter”) and, Joseph E. Haniford (the “Employee”), under the following terms and conditions.

1.              As part of the offer of employment made to you on June 4, 2015, Carpenter will pay a sign-on bonus of $100,000.00 less applicable taxes. Payment is made after your start date, usually in your first regularly scheduled pay.

2.              Both parties agree that the Employee’s employment with Carpenter Technology Corporation is at will. Both parties further agree that should the Employee voluntarily terminate employment with Carpenter Technology Corporation, or should Carpenter Technology Corporation terminate the Employee for cause within two (2) years after commencing work, the Employee agrees to repay the sign-on bonus in accordance with the schedule as indicated below. For the purposes of this agreement, For Cause shall mean:

a.              your conviction of a crime involving moral turpitude;

b.              you become incapable of performing the duties of your employment with Carpenter due to loss or suspension of any license or certification required for the performance of those duties;

c.               conduct by you that is found by Carpenter to constitute fraud, embezzlement, or theft that occurs during or in the course of your employment with Carpenter;

d.              intentional damage by you to Carpenter’s assets or property or the assets or property of Carpenter’s customers, vendors, or employees;

e.               intentional disclosure by you of Carpenter’s confidential information contrary to Carpenter’s policies or instructions received by you during or in the course of your employment with Carpenter;

f.                intentional engagement by you in any activity which would constitute a breach of duty of loyalty to Carpenter;

g.               conduct by you found by Carpenter to constitute a willful and continued failure or refusal by you to substantially perform your duties for Carpenter (except as a result of incapacity due to physical or mental illness),

h.              your failure to comply with Carpenter’s policies or practices despite having been advised and/or instructed regarding those policies or practices; or

i.                  conduct by you that is demonstrably and materially injurious to Carpenter, monetarily or otherwise, as determined by Carpenter, including injury to Carpenter’s reputation or conduct by you otherwise having an adverse effect upon Carpenter’s interests, as determined by Carpenter.

Length of Service from Effective Date of Hire	Amount of Reimbursement

6 months or less	100%
7 to 12 months	75%
13 to 18 months	50%
19 to 24 months	25%

3. The Employee acknowledges that his/her final pay may be applied to the repayment of the sign-on bonus.

/s/ Joseph E. Haniford	6/16/15
Joseph E. Haniford	Date

/s/ Tony Thene	6/16/15
Tony Thene, Senior Vice President & CFO	Date
Carpenter Technology Corporation

Exhibit D

[Severance Pay Plan for Executives of Carpenter Technology Corporation]

D-1

Severance Pay Plan for Executives

of Carpenter Technology Corporation

As adopted July 1, 2010

Carpenter Technology Corporation, a Delaware corporation (the “Employer”), hereby adopts the Carpenter Technology Corporation Severance Pay Plan for Executives (the “Plan”) for the benefit of certain of its executives on the following terms and conditions:

The Plan, as set forth herein, provides consideration that is intended to assist with the transition period which may be experienced by executives of the Employer covered by the Plan in the event of a termination of employment under the enumerated circumstances in return for the executive’s execution of a valid and binding release (that is not subsequently revoked, rescinded, invalidated or challenged in any way), that releases the Employer from any and all legal or equitable claims related to the executive’s employment, or termination of employment, with the Employer notwithstanding any indemnification agreements that were in effect indemnifying the executives during their employment with the Employer.

This Plan is a “top-hat” plan within the meaning of Sections 201(2), 301(a)(3), and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). As such, this Plan is subject to limited ERISA reporting and disclosure requirements, and is exempt from all other ERISA requirements. Distributions required or contemplated by this Plan or actions required to be taken under this Plan shall not be construed as creating a trust of any kind or a fiduciary relationship between the Employer and any Employee, any beneficiary, or any other person.

ARTICLE I

Definitions

In the Plan the singular includes the plural, use of the masculine pronoun includes the feminine pronoun and initially capitalized words shall have the following meanings unless the context clearly indicates otherwise. The use of any definition given to terms within this Plan shall be strictly limited to the interpretation of this Plan and shall in no way modify definitions of those same terms established elsewhere under law or contract.

Section 1.01. Base Salary. The total annual base salary payable to such Employee at the rate in effect on the Date of Termination. Base Salary shall not be reduced for any salary reduction contributions: (a) to cash or deferred arrangements under Code § 401(k), (b) to a cafeteria plan under Code § 125, or (c) to a nonqualified deferred compensation plan. Base Salary shall not take into account any bonuses, reimbursed expenses, credits or benefits (including benefits under any plan of deferred compensation), or any additional cash compensation or compensation payable in a form other than cash.

Section 1.02. Cause. Any termination of an Employee’s employment with an Employer which results from:

(i)	Employee’s conviction of a crime involving moral turpitude;

(ii)	Employee becoming incapable of performing the duties of his or her employment with Employer due to loss or suspension of any license or certification required for the performance of those duties;

(iii)	conduct by Employee that is found by Employer to constitute fraud, embezzlement, or theft that occurs during or in the course of Employee’s employment with Employer;

(iv)	intentional damage by Employee to Employer’s assets or property or the assets or property of Employer’s customers, vendors, or employees;

(v)

intentional disclosure by Employee of Employer’s confidential information contrary to Employer’s policies or instructions received by Employee during or in the course of Employee’s employment with Employer;

(vi)	intentional engagement by Employee in any activity which would constitute a breach of duty of loyalty to Employer;

(vii)

conduct by Employee found by Employer to constitute a willful and continued failure or refusal by Employee to substantially perform Employee’s duties for Employer (except as a result of incapacity due to physical or mental illness),

(viii)	Employee’s failure to comply with Employer’s policies or practices despite having been advised and/or instructed regarding those policies or practices; or

(ix)

conduct by Employee that is demonstrably and materially injurious to Employer, monetarily or otherwise, as determined by Employer, including injury to Employer’s reputation or conduct by Employee otherwise having an adverse affect upon Employer’s interests, as determined by Employer.

Section 1.03. Code. The Internal Revenue Code of 1986, as now in effect or as hereafter amended. All citations to sections of the Code are to such sections as they may from time to time be amended or renumbered.

Section 1.04. Date of Termination. The Date of Termination shall be the date on which a Termination occurs.

Section 1.05. Employee. A full-time salaried employee of an Employer who is a United States resident, except a person (1) who has an individual employment or severance agreement which is then currently effective with an Employer, (2) is covered by a statutory severance entitlement, or (3) is a member of a bargaining unit.

Section 1.06. Employer. Employer means Carpenter Technology Corporation.

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Section 1.07. Good Reason. An Employee’s voluntary Termination within the ninety (90) day period following the initial existence of one or more of the following conditions arising without the Employee’s consent:

(a) a material diminution in the Employee’s Base Salary;

(b) a material permanent diminution in the Employee’s authority, duties, or responsibilities;

(c) a material change in the geographic location at which the Employee must perform services which is at least fifty (50) miles from his or her current principal place of work; or

(d) any other action or inaction that constitutes a material breach by the Employer of any employment agreement between the Employee and the Employer; and

within thirty (30) days following the initial existence of a condition described in subsections (a) through (d) above, the Employee must provide notice to the Employer of the existence of the condition, and the Employer must fail to remedy the condition within thirty (30) days of receipt of such notice.

Section 1.08. Severed Employee. An Employee who has experienced a Termination.

Section 1.09. Termination. An Employee’s termination of employment with the Employer, as described in Treas. Reg. § 1.409A-1(h); provided, however, that a Termination shall include only an involuntary discontinuance of the Employee’s employment without Cause as a result of the independent exercise of the unilateral authority of the Employer, as described in Treas. Reg. § 1.409A-1(n)(1), or a voluntary separation from service for Good Reason.

ARTICLE II

Eligibility and Participation

Section 2.01. Eligibility. An Employee shall be eligible to participate in the Plan if the Employee is:

(a) a Chief Executive Officer, Executive/Senior Vice President, Vice President, or Assistant Vice President of the Employer on the Date of Termination; and

(b) a member of the Employer’s “select group of management or highly compensated employees,” as defined in ERISA Sections 201(2), 301(a)(3), and 401(a)(1).

Section 2.02. Participation. An Employee who is eligible under Section 2.01 shall become a participant as of the effective date of the Plan, or, if later, the date the Employee becomes eligible to participate under Section 2.01.

Section 2.03. Duration of Participation. A Severed Employee shall cease to participate in the Plan on the date the Severed Employee is no longer entitled to a benefit under this Plan.

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ARTICLE III

Benefits

Section 3.01. Amount of Severance Benefit. Each Severed Employee shall be entitled, upon Termination and the execution of all required waivers, to the severance benefit provided below:

	Chief Executive Officer	Executive/Senior Vice President	Vice President	Assistant Vice President
Continuation of Base Salary	18 months	12 months	12 months	6 months

Section 3.02. Payment of Severance Benefit. A Severed Employee shall receive his or her severance benefit following the Severed Employee’s execution of all required and appropriate releases and waivers, to be paid, at the Employer’s discretion, either in a lump sum payment or in equal monthly installment payments beginning as soon as practicable but no later than sixty (60) days following his or her Date of Termination. To the maximum extent permitted under Code § 409A, the severance benefits payable under this Plan are intended to comply with the “separation pay exception” under Treas. Reg. § 1.409A-1(b)(9)(iii); provided, however, that any portion of the severance benefits that exceeds the dollar limitation under Treas. Reg. §1.409A-1(b)(9)(iii) in effect on the Date of Termination shall be paid in a single lump sum payment no later than two and one half (2  1/2) months following the Date of Termination in a manner that is intended to comply with the “short-term deferral exception” under Treas. Reg. §1.409A-1(b)(4).

Section 3.03. Mitigation and Offset. An Employee shall not be required to mitigate the amount of any payment provided for in this Article by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Article be reduced by any compensation earned by the Employee as the result of employment by another employer.

Section 3.04. Medical and Prescription Coverage. If the Severed Employee elects continuing group coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Employer shall provide reimbursement of the Employer and Employee portion of the cost of such continuation coverage until the earlier of (a) the end of the period the Severed Employee is receiving Base Salary continuation payments under Section 3.01 above, or (b) such earlier date that the Severed Employee is covered under another group health plan, subject to the terms of such plan and applicable law.

Section 3.05. Cash-Incentive Plan Benefits. All benefits under the Cash-Incentive Plan for the fiscal year of the Date of Termination shall become nonforfeitable, subject to the satisfaction of the performance criteria set forth in such plan. The Severed Employee shall be entitled to payment of an amount equal to the Severed Employee’s actual base salary multiplied by the Severed Employee’s bonus target multiplied by the attainment of the performance criteria as of the end of the fiscal year of the Date of termination Such benefits shall be paid no later than two and one half (2  1/2) months following the later of the end of the calendar year that includes the Date of Termination or the end of the Cash-Incentive Plan fiscal year that includes the Date of Termination.

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Section 3.06. Outstanding Equity RSUs. The Severed Employee shall forfeit all unvested shares or units (“Equity Awards”) outstanding under the Stock-Based Incentive Compensation Plan for Officers and Key Employees (“Equity Incentive Plan”) as of the Date of Termination. Notwithstanding the preceding, the Employer’s Board of Directors may, in its sole discretion, provide that the Severed Employee’s right to the outstanding Equity Awards shall become 100% fully vested, and nonforfeitable as of the Date of Termination provided:

(i) such accelerated vesting does not accelerate or alter the time and form of payment of any Equity Award that is subject to the application of Code § 409A, or

(ii) the payment of any Equity Award that is not subject to the application of Code § 409A shall be made no later than two and one half (2  1/2) months following the later of the end of the calendar year that includes the Date of Termination or the end of the Equity Incentive Plan fiscal year that includes the Date of Termination.

Section 3.07. Options. All vested options granted to the Severed Employee that remain outstanding as of the Date of Termination shall become nonforfeitable. The Severed Employee may exercise such options for a period of three (3) months after the Date of Termination (but in no event later than the expiration date of the option under the terms of the option’s grant). To the extent that the Severed Employee does not exercise the options within the time specified herein, the options shall terminate.

Section 3.08. Outplacement Services. If requested by Severed Employee, Employer shall provide Severed Employee with reasonable outplacement counseling and services through an outplacement specialty firm designated by Employer at the Employer’s expense. Severed Employee may utilize the outplacement services until either (i) Severed Employee obtains other employment (full-time or part-time), or (ii) the expiration of twelve (12) months (six (6) months with respect to an Assistant Vice President) after Severed Employee begins utilizing the outplacement services, whichever occurs first.

Section 3.09. Reimbursements or In-Kind Benefits. Any reimbursements or in-kind benefits provided under this Plan that are subject to Code § 409A shall be made or provided in accordance with the requirements of Code § 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in the Plan, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

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ARTICLE IV

Amendment and Termination

Section 4.01. Amendment and Termination. The Human Resources Committee of the Employer’s Board of Directors may amend or terminate this Plan at any time.

ARTICLE V

Non-competition Covenant

Section 5.01. Employee’s Promises. Employee shall not for a period of eighteen (18) months after termination of employment by Employer, either himself or herself or together with other persons, directly or indirectly, (i) own, manage, operate, join, control or participate in the ownership, management, operation or control of or become the employee, consultant or independent contractor of any business engaged in the research, development, manufacture, sale, marketing or distribution of stainless steel, titanium, specialty alloys, or metal fabricated parts or components similar to or competitive with those manufactured by the Employer as of the date the Employee’s employment with Employer ends; (ii) offer services to any business that is or has been at any time during a period of three (3) years prior to the Employee’s termination of employment with Employer a customer, vendor or contractor of the Employer; or (iii) solicit any employee of the Employer to terminate his or her employment with the Employer for purposes of hiring such employee or hire any person who is an employee of the Employer.

Section 5.02. Remedies. Employee acknowledges and agrees that in the event that Employee breaches any of the covenants in this Article V, the Employer will suffer immediate and irreparable harm and injury for which the Employer will have no adequate remedy at law. Accordingly, in the event that Employee breaches any of the covenants in Article V, the Employer shall be absolutely entitled to obtain equitable relief, including without limitation temporary restraining orders, preliminary injunctions, permanent injunctions, and specific performance. The foregoing remedies and relief shall be cumulative and in addition to any other remedies available to the Employer. In addition to the other remedies in this Article to which the Employer may be entitled, the Employer shall receive attorneys’ fees and any other expenses incident to its maintenance of any action to enforce its rights under this Agreement.

Section 5.03 Severability. The covenants in this Article are severable, and if any covenant or portion thereof is held to be invalid or unenforceable for any reason, such covenant or portion thereof shall be modified to the extent necessary to cure such invalidity or unenforceability and all other covenants and provisions shall remain valid and enforceable.

ARTICLE VI

Miscellaneous

Section 6.01. Administration. The general administration of the Plan, and the responsibility for carrying out the provisions hereof, shall be placed in the Human Resources Committee designated by the Employer.

The Human Resources Committee shall have complete discretionary authority to interpret this Plan and to determine all questions arising in the administration, construction and application of the Plan. The Human Resources Committee’s discretionary authority includes, but is not limited to, determinations of all questions of fact relating to the eligibility of Employees for benefits under this

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Plan and the amount of such benefits to which an Employee may become entitled hereunder. It shall have complete discretion to correct any defect, supply any omission, reconcile any inconsistency or resolve any ambiguity in such manner and to such extent as it shall deem necessary to carry out the purpose of this Plan. The decision of the Human Resources Committee upon all matters within the scope of its authority shall be final, conclusive and binding on all parties.

The Human Resources Committee may appoint such agents, who need not be members of the Human Resources Committee, as it deems necessary for the effective exercise of its duties and may delegate to such agents any powers and duties, both ministerial and discretionary, as the Human Resources Committee may deem expedient and appropriate.

The members of the Human Resources Committee, including any Human Resources Committee appointee or designee, shall use that degree of care, skill, prudence and diligence that a prudent person acting in a like capacity and familiar with such matters would use in the Human Resources Committee member’s conduct of a similar situation.

With respect to the exercise of authority hereunder, and to the extent not insured by an insurance company pursuant to the provisions of any applicable insurance policy and to the extent permitted by law and Employer policy, the Employer may indemnify and hold harmless each member of the Human Resources Committee against any personal liability or expense incurred as a result of any act or omission in the capacity as a member of the Human Resources Committee.

Section 6.02. Claims. An Employee, who has not begun to receive benefits under this Plan and who believes he or she is entitled to benefits hereunder, or the Employee’s representative must submit a claim to the Human Resources Committee or its designee (the “Administrator”). A claim must be submitted in writing and in a manner acceptable to the Administrator. A claim will not be considered complete until the Administrator has received all documentation it has requested to verify the validity of the claim. If the claim is wholly or partially denied, the Administrator shall, within 90 days (or in special cases, and upon prior written notice to the claimant, 180 days) of receipt of the completed claim inform the claimant of the reason(s) for the denial, the specific reference to the Plan provisions on which the denial was based, any additional information that may be necessary to perfect the claim and the procedure for appealing the denial of the claim.

Section 6.03. Appeals. The denial of any claim or application of the provisions of this Plan must be appealed to the Human Resources Committee by the claimant within 60 days of notification of such denial. The claimant shall have a right to review all pertinent documents and submit comments in writing. Any appeal must include a written statement of the claimant’s position. Upon its receipt of the appeal the Human Resources Committee shall schedule an opportunity for a full hearing of the issue and shall review and decide such appeal within 60 days (or in special cases, and upon prior written notice to the claimant, 120 days) of receipt of such appeal. Its decision shall be promptly communicated in writing to the claimant.

Section 6.04. Legal Action. An Employee or any person claiming rights through the Employee must complete the above claims and appeal procedures as a mandatory precondition to any legal or equitable action in connection with this Plan, and such legal or equitable action must be filed within 120 days of the receipt of a final decision regarding the appeal or, if later, within one year of the Termination (or alleged Termination) of the Employee, or benefits under this Plan will be irrevocably barred.

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Section 6.05. Nonalienation of Benefits. None of the payments, benefits or rights of any Employee shall be subject to any claim of any creditor of such Employee, and, in particular, to the full extent permitted by law, all such payments, benefits and rights shall be free from attachment, garnishment, trustee’s process, or any other legal or equitable process available to any creditor of such Employee. No Employee shall have the right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments which such Employee may expect to receive, contingently or otherwise, under this Plan.

Section 6.06. No Contract of Employment. Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving an Employee, or any person whomsoever, the right to be retained in the service of any Employer, and all Employees shall remain subject to discharge to the same extent as if the Plan had never been adopted.

Section 6.07. Severability of Provisions. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect.

Section 6.08. Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

Section 6.09. Unfunded Plan. All payments of monetary benefits provided under the Plan shall be paid from the general assets of the Employer and no separate fund shall be established to secure payment of vested amounts. Notwithstanding the foregoing, the Employer may establish a grantor trust to assist it in funding Plan obligations; provided, however, that such trust shall at all times remain located within the United States. Any payments of vested amounts made to an Employee or other person from any such trust shall relieve the Employer from any further obligations under the Plan only to the extent of such payment. Nothing herein shall constitute the creation of a trust or other fiduciary relationship between the Employer and any other person. No Employee shall have any right to, or interest in, any particular assets of any Employer which may be applied by such Employer to the payment of benefits or other rights under this Plan.

Section 6.10. Payments to Incompetent Persons, Etc. Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of giving a receipt therefor shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Employer, the Human Resources Committee and all other parties with respect thereto.

Section 6.11. Controlling Law. This Plan shall be construed and enforced according to the internal laws of the Commonwealth of Pennsylvania to the extent not preempted by federal law, which shall otherwise control.

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Section 6.12. Binding Effect. Obligations incurred by the Employer pursuant to this Plan shall be binding upon and inure to the benefit of the Employer, its successors and assigns, and the Employee and any beneficiary or other successor in interest of the Employee.

Section 6.13. Code § 409A. The Plan is intended to be exempt from the application of Code § 409A. To the extent this Plan is determined to be subject to Code § 409A and a provision of the Plan is contrary to or fails to address the requirements of Code § 409A and related Treasury Regulations, the Plan shall be construed and administered as necessary to comply with such requirements to the extent allowed under applicable Treasury Regulations until the Plan is appropriately amended to comply with such requirements. Furthermore, to the extent this Plan is determined to be subject to Code § 409A, any payment made on account of the Termination of a “specified employee” (as determined under Treas. Reg. § 1.409A-1(i)) shall be made on the date that is six (6) months after the date of the Employee’s Termination to the extent necessary to comply with the requirements of Code § 409A and related Treasury Regulations; provided, however, that the payments of vested amounts to which the Employee would have been entitled during such 6-month period, but for this Section, shall be accumulated and paid to the Employee on the first (1st) day of the seventh (7th) month following the Employee’s Termination.

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Exhibit E

[Change in Control Severance Plan]

E-1

AMENDED AND RESTATED

CARPENTER TECHNOLOGY CORPORATION

CHANGE IN CONTROL SEVERANCE PLAN

INTRODUCTION

As is the case with many publicly held corporations, there exists the possibility of a Change in Control of the Company. This possibility and the uncertainty it creates may result in the loss or distraction of employees of the Company and its Subsidiaries to the detriment of the Company and its stockholders. The avoidance of such loss and distraction is essential to protecting and enhancing the best interests of the Company and its stockholders.

When a Change in Control is perceived as imminent, or is occurring, the Company should be able to receive and rely on disinterested service from employees regarding the best interests of the Company and its stockholders without concern that employees might be distracted or concerned by the personal uncertainties and risks created by the perception of an imminent or occurring Change in Control.

It is consistent with the employment practices and policies of the Company and its Subsidiaries and in the best interests of the Company and its stockholders to treat fairly its employees whose employment terminates in connection with or following a Change in Control. Accordingly, it has been determined that appropriate steps should be taken to assure the Company and its Subsidiaries of the continued employment and attention and dedication to duty of their employees and to seek to ensure the availability of their continued service, notwithstanding the possibility, threat or occurrence of a Change in Control.

Therefore, in order to fulfill the above purposes, the Carpenter Technology Corporation Change in Control Severance Plan was developed and adopted.

The Company now desires to make certain amendments to the Carpenter Technology Corporation Change in Control Severance to provide benefits that are more comparable to other companies in the Company’s industry.

Therefore, in order to fulfill the immediately preceding purpose, the Carpenter Technology Corporation Change in Control Severance Plan has been amended and restated in its entirety effective September 1, 2010, with the exception of certain prospective amendments which are effective on such other dates as set forth herein.

ARTICLE I

ESTABLISHMENT OF PLAN

As of the Effective Date, the Company hereby establishes a separation compensation plan known as the Carpenter Technology Corporation Change in Control Severance Plan, as set forth in this document.

ARTICLE II

DEFINITIONS

As used herein the following words and phrases shall have the following meanings unless the context clearly indicates otherwise:

(a) Affiliated Company. Any company controlled by, controlling or under common control with the Company.

(b) Annual Salary. The Participant’s regular annual base salary immediately prior to his or her termination of employment, including compensation converted to other benefits under a flexible pay arrangement maintained by the Company or any Subsidiary or deferred pursuant to a written plan or agreement with the Company or any Subsidiary, but excluding overtime pay, allowances, premium pay, compensation paid or payable under any Company bonus or incentive plan of the Company or any Subsidiary or any similar payment.

(c) Board. The Board of Directors of Carpenter Technology Corporation.

(d) Cause. With respect to any Participant: (i) the willful and continued failure of the Participant to perform substantially the Participant’s duties with the Company or any Subsidiary (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Participant by an executive officer of the Company which specifically identifies the manner in which the executive officer believes that the Participant has not substantially performed the Participant’s duties, or (ii) the willful engaging by the Participant in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company or any Subsidiary. For purposes of this definition, no act or failure to act on the part of the Participant shall be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant’s action or omission was in the best interests of the Company or any Subsidiary. Any act or failure to act based upon authority (A) given pursuant to a resolution duly adopted by the Board, or if the Company is not the ultimate parent corporation of the Affiliated Companies and is not publicly-traded, the board of directors of the ultimate parent of the Company, (B) upon the instructions of the Chief Executive Officer or another executive officer of the Company or any Subsidiary or (C) based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Participant in good faith and in the best interests of the Company. Effective on the later of September 1, 2013 or the third anniversary of the date on which notice of the amendment of this section of the Plan is provided to Participants, “Cause” shall mean any termination of a Participant’s employment with the Company or a Subsidiary which results from:

(i) Participant’s conviction of a crime involving moral turpitude;

(ii) Participant becoming incapable of performing the duties of his or her employment with Company or Subsidiary due to loss or suspension of any license or certification required for the performance of those duties;

(iii) conduct by Participant that is found by Company or Subsidiary to constitute fraud, embezzlement, or theft that occurs during or in the course of Participant’s employment with Company or Subsidiary;

(iv) intentional damage by Participant to Company’s or Subsidiary’s assets or property or the assets or property of Company’s or Subsidiary’s customers, vendors, or employees;

(v) intentional disclosure by Participant of Company’s or Subsidiary’s confidential information contrary to Company’s or Subsidiary’s policies or instructions received by Participant during or in the course of Participant’s employment with Company or Subsidiary;

(vi) intentional engagement by Participant in any activity which would constitute a breach of duty of loyalty to Company or Subsidiary;

(vii) conduct by Participant found by Company or Subsidiary to constitute a willful and continued failure or refusal by Participant to substantially perform Participant’s duties for Company or Subsidiary (except as a result of incapacity due to physical or mental illness);

(viii) Participant’s failure to comply with Company’s or Subsidiary’s policies or practices despite having been advised and/or instructed regarding those policies or practices; or

(ix) conduct by Participant that is demonstrably and materially injurious to Company or Subsidiary, monetarily or otherwise, as determined by Company or Subsidiary, including injury to Company’s or Subsidiary’s reputation or conduct by Participant otherwise having an adverse affect upon Company’s or Subsidiary’s interests, as determined by Company or Subsidiary.

(e) Change in Control. The occurrence of any of the following events:

(i) Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliated Company, or (D) any acquisition pursuant to a transaction that complies with clauses (A), (B), and (C) of paragraph (iii) of this definition of Change in Control;

(ii) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board during any 12 month period; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company or the acquisition of the assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(iv) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(f) Code. The Internal Revenue Code of 1986, as amended from time to time.

(g) Committee. The Human Resources Committee of the Board.

(h) Company. Carpenter Technology Corporation and any successor or assignee to the business or assets which becomes bound by this Plan by reason of Article V.

(i) Date of Termination. The date on which a Participant ceases to be an Employee of an Employer within the meaning of Treasury Regulation Section 1.409A-1(h) and which constitutes a “separation from service.”

(j) Disability. A qualified physician designated by the Company or a Subsidiary has reviewed and approved the determination that a Participant is either:

(i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or

(ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company or a Subsidiary.

(k) Effective Date. August 20, 2007.

(l) Employee. A full-time employee of an Employer and a member of the Employer’s “select group of management or highly compensated employees,” as defined in ERISA Sections 201(2), 301(a)(3), and 401(a)(1).

(m) Employer. The Company or any Subsidiary (or any parent corporation of the Company or any of such parent corporation’s subsidiaries) by which a Participant is employed.

(n) ERISA. The Employee Retirement Income Security Act of 1974, as amended from time to time.

(o) Good Reason. With respect to any Participant, without such Participant’s written consent, actions taken by the Company resulting in a material negative change in the employment relationship. For these purposes, a “material negative change in the employment relationship” includes: (i) any reduction in the Participant’s Annual Salary or Target Annual

Bonus opportunity, as in effect during the 120-day period immediately preceding the Change in Control (or as such amounts may be increased from time to time), other than as a result of an isolated and inadvertent action not taken in bad faith; (ii) the Employer requiring the Participant to relocate his or her principal place of business to a location which is more than 35 miles from his or her previous principal place of business; (iii) the assignment to the Participant of any duties inconsistent in any material and adverse respect with the duties assigned to the Participant during the 120-day period immediately prior to a Change in Control, other than an isolated, insubstantial and inadvertent action that is not taken in bad faith; or (iv) any material reduction in benefits of the Participant, as in effect during the 120-day period immediately preceding the Change in Control, other than as a result of an isolated and inadvertent action not taken in bad faith; provided, however, that no material reduction shall be deemed to have occurred following a Change in Control if the benefits provided to the Participant are (A) reasonably equivalent to the benefits provided to similarly situated employees of the company resulting from a Business Combination and its subsidiaries, and (B) comparable to the benefits provided to the Participant immediately prior to the Change in Control; (v) any purported termination of the Plan otherwise than as expressly permitted by the Plan; or (vi) any failure by the Employer to comply with and satisfy Article VI of the Plan. Notwithstanding the foregoing, a Participant’s mental or physical incapacity following the occurrence of a material negative change in the employment relationship shall not affect a Participant’s ability to terminate employment for Good Reason. In order to invoke a termination for Good Reason, the Participant shall provide written notice to the Company of the existence of one or more of the conditions described in clauses (i) through (iv) within 90 days after the Participant has knowledge of such condition or conditions, and the Company shall have 30 days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition. In the event that the Company fails to remedy the condition constituting Good Reason during the Cure Period, the Participant must terminate employment, if at all, within 90 days following the Cure Period in order to terminate employment for Good Reason. Effective on the later of September 1, 2013 or the third anniversary of the date on which notice of the amendment of this section of the Plan is provided to Participants, “Good Reason” shall mean a Participant’s voluntary termination of employment within the ninety (90) day period following the initial existence of one or more of the following conditions arising without the Participant’s consent:

(i) a material diminution in the Participant’s Annual Salary;

(ii) a material permanent diminution in the Participant’s authority, duties, or responsibilities;

(iii) a material change in the geographic location at which the Participant must perform services which is at least fifty (50) miles from his or her current principal place of work;

(iv) change in title from Chief Executive Officer or Chief Financial Officer to a non-Chief Executive Officer or non-Chief Financial Officer title; or

(v) any other action or inaction that constitutes a material breach by the Company or a Subsidiary of any employment agreement between the Participant and the Company or Subsidiary; and

within thirty (30) days following the initial existence of a condition described in subsections (i) through (iv) above, the Participant must provide notice to the Company or Subsidiary of the existence of the condition, and the Company or Subsidiary must fail to remedy the condition within thirty (30) days of receipt of such notice.

(p) Participant. Any Employee whose employment is classified as job class 9 or above and any other Employee employed by the Company or any of its Affiliated Companies in an equivalent position who is designated as a Participant by the Chief Executive Officer of the Company; provided, however, that no individual who is a party to a separately executed change in control or similar agreement with the Company or any of its Affiliated Companies entered into prior to a Change in Control shall be a Participant so long as such agreement remains in force. Each individual who is a Participant immediately prior to a Change in Control shall remain a Participant at least until the second anniversary of the Change in Control. Notwithstanding the foregoing, individuals employed primarily outside of the United States are not eligible to be Participants. Effective on the later of September 1, 2013 or the third anniversary of the date on which notice of the amendment of this section of the Plan is provided to Participants, this subsection shall be applied by substituting “Job Profile E1 or above” for “ job class 9 or above.”

(q) Plan. Amended and Restated Carpenter Technology Corporation Change in Control Severance Plan.

(r) Separation Benefits. The benefits described in Section 4.2 and Appendices A, B and C that are provided to qualifying Participants under the Plan.

(s) Subsidiary. Any corporation in which the Company, directly or indirectly, holds a majority of the voting power of such corporation’s outstanding shares of capital stock.

(t) Target Annual Bonus. The Participant’s target bonus under the Company’s annual incentive plans for the fiscal year in which such Participant’s Date of Termination occurs (or, if no target bonus has been set for such fiscal year, the Participant’s target bonus for the immediately preceding fiscal year).

ARTICLE III

ELIGIBILITY

A Participant shall cease to be a Participant in the Plan only as a result of an amendment or termination of the Plan complying with Article VI of the Plan, or when the Participant ceases to be an Employee of any Employer, unless, at the time the Participant ceases to be an Employee, such Participant is entitled to payment of a Separation Benefit as provided in the Plan. A Participant entitled to payment of a Separation Benefit or any other amounts under the Plan shall remain a Participant in the Plan until the full amount of the Separation Benefit and any other amounts payable under the Plan have been paid to the Participant.

ARTICLE IV

SEPARATION BENEFITS

3.1 Terminations of Employment Which Give Rise to Separation Benefits Under This Plan. A Participant shall be entitled to Separation Benefits as set forth in Section 4.2 below if, at any time during the two-year period immediately following a Change in Control, the Participant’s employment is terminated (i) by the Employer for any reason other than Cause, death, or Disability or (ii) by the Participant for Good Reason.

3.2 Separation Benefits. If a Participant’s employment is terminated in circumstances entitling such participant to Separation Benefits pursuant to Section 4.1, the Company shall provide to such Participant, within ten days following the Date of Termination, a lump sum cash payment and the continued benefits and outplacement as set forth in Appendix A, B or C, as applicable, For purposes of determining the benefits set forth in Appendix A, B or C, if the termination of the Participant’s employment is for Good Reason based upon a reduction of the Participant’s Annual Salary, opportunity to earn Target Annual Bonuses, or other compensation or employee benefits, such reduction shall be ignored.

3.3 Other Benefits Payable. To the extent not theretofore paid or provided, the Company shall timely pay or provide (or cause to be paid or provided) to a Participant entitled to the Separation Benefits, any amounts or benefits required to be paid or provided to the Participant, or which the Participant is eligible to receive, under the General Retirement Plan for Employees of Carpenter Technology Corporation (the “GRP”), and the Separation Benefits shall be reduced, dollar for dollar (but not below zero), by any amounts received by the Participant pursuant to the GRP. Any other severance pay or pay in lieu of notice required to be paid to such Participant under applicable law or under any other severance pay plan or policy of the Company or any Employer, including, without limitation, under the Severance Pay Plan for Salaried Employees of Carpenter Technology Corporation (but excluding the GRP) shall be reduced, dollar for dollar (but not below zero), by the Separation Benefits. The Separation Benefits shall in no event affect a Participant’s eligibility for or entitlement to benefits under the GRP or any other qualified or nonqualifed retirement or pension benefit or welfare or fringe benefit plan, program, policy, practice, contract or agreement of the Company and its Affiliated Companies. Without limiting the generality of the foregoing, the Participant’s resignation under this Agreement with or without Good Reason, shall in no way affect the Participant’s ability to terminate employment by reason of the Participant’s “retirement” under any compensation and benefits plans, programs or arrangements of the Affiliated Companies, including without limitation any retirement or pension plans or arrangements or to be eligible to receive benefits under any compensation or benefit plans, programs or arrangements of the Affiliated Companies, including without limitation any retirement or pension plan or arrangement of the Affiliated Companies or substitute plans adopted by the Company or its successors, and any termination which otherwise qualifies as Good Reason shall be treated as such even if it is also a “retirement” for purposes of any such plan.

3.4 Certain Reduction of Payments by the Company.

(a) Reduction of Certain Payments. For purposes of this Section 4.4: (i) a “Payment” shall mean any payment or distribution in the nature of compensation to or for the benefit of the Participant, whether paid or payable pursuant to this Plan or otherwise; (ii) “Plan Payment” shall mean a Payment paid or payable pursuant to this Plan (disregarding this Section 4.4); (iii) “Present Value” shall mean such value determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code; and (iv) “Reduced Amount” shall mean an amount expressed in Present Value that maximizes the aggregate Present Value of Plan Payments without causing any Payment to be nondeductible by the Company or Employer because of Section 280G of the Code.

(b) Anything in this Plan to the contrary notwithstanding, in the event PricewaterhouseCoopers LLP or such other accounting firm selected by the Company prior to the Change in Control (the “Accounting Firm”) shall determine that receipt of all Payments would subject the Participant to tax under Section 4999 of the Code, the aggregate Plan Payments shall be reduced (but not below zero) to meet the definition of Reduced Amount.

(c) If the Accounting Firm determines that aggregate Plan Payments should be reduced to the Reduced Amount, the Company shall promptly give the Participant notice to that effect and a copy of the detailed calculation thereof, and the Participant may then elect, in his or her sole discretion, which and how much of the Plan Payments shall be eliminated or reduced (as long as after such election the Present Value of the aggregate Plan Payments equals the Reduced Amount), and shall advise the Company in writing of his or her election within 30 days of his or her receipt of notice. If no such election is made by the Participant within such 30-day period, the Company may elect which of such Plan Payments shall be eliminated or reduced (as long as after such election the Present Value of the aggregate Plan Payments equals the Reduced Amount) and shall notify the Participant promptly of such election. All determinations made by the Accounting Firm under this Section shall be binding upon the Company and the Participant and shall be made within 60 days of a termination of employment of the Participant. As promptly as practicable following such determination, the Company shall pay to or distribute for the benefit of the Participant such Plan Payments as are then due to the Participant under this Plan and shall promptly pay to or distribute for the benefit of the Participant in the future such Plan Payments as become due to the Participant under this Plan.

(d) As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of the

Participant pursuant to this Plan which should not have been so paid or distributed (“Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of the Participant pursuant to this Plan could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or the Participant which the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of the Participant shall be treated for all purposes as a loan to the Participant which the Participant shall repay to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no such loan shall be deemed to have been made and no amount shall be payable by the Participant to the Company if and to the extent such deemed loan and payment would not either reduce the amount on which the Participant is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Participant together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

(e) All fees and expenses of the Accounting Firm in implementing the provisions of this Section 4.4 shall be borne by the Company.

ARTICLE V

SUCCESSOR TO COMPANY

4.1 This Plan shall bind any successor of the Company or to all or substantially all of its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place.

4.2 In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

ARTICLE VI

DURATION, AMENDMENT AND TERMINATION

5.1 Duration of Plan. If a Change in Control has not occurred and the Board does not have knowledge of an event that could reasonably be expected to constitute a Change in Control, this Plan may be terminated by resolution adopted by the Board; provided that the

Participants are given written notice of such termination three years in advance of such termination. If a Change in Control occurs while this Plan is in effect, this Plan shall continue in full force and effect for at least two years following such Change in Control, and shall not terminate or expire until after all Participants who become entitled to any payments hereunder shall have received such payments in full.

5.2 Amendment or Termination. The Board may amend or terminate this Plan; provided, that this Plan may not be terminated or amended in a manner adverse to Participants prior to the third anniversary of the date on which notice of such amendment or termination is provided to the Participants or during the two-year period following a Change in Control.

5.3 Procedure for Extension, Amendment or Termination. Any extension, amendment or termination of this Plan by the Board in accordance with the foregoing shall be made by action of the Board in accordance with the Company’s charter and by-laws and applicable law.

5.4 Delegation of Power to Amend or Termination. The powers of the Board under this Section 6 may be delegated to the Human Resources Committee of the Board.

ARTICLE VII

MISCELLANEOUS

6.1 Full Settlement. The Company’s obligation to make the payments provided for under this Plan and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against a Participant or others. In no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Plan and such amounts shall not be reduced whether or not the Participant obtains other employment. The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which a Participant may reasonably incur as a result of any contest by the Company, the Participant or others of the validity or enforceability of, or liability under, any provision of this Plan or any guarantee of performance thereof (including as a result of any contest by the Participant about the amount of any payment pursuant to this Plan), provided, that the Participant shall be required to reimburse the Company for such payments if the Participant does not prevail on substantially all of the issues in connection with such dispute.

6.2 Employment Status. This Plan does not constitute a contract of employment or impose on the Participant or the Participant’s Employer any obligation for the Participant to remain an Employee or change the status of the Participant’s employment or the policies of the Company and its Subsidiaries regarding termination of employment. For purposes of this Plan, employment with any of the Company’s Subsidiaries or any parent corporation of the Company or any of its subsidiaries shall be treated as continued employment with the Company.

6.3 Confidential Information. Each Participant shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its Affiliated Companies, and their respective businesses, which shall have been obtained by the Participant during the Participant’s employment by the Company or any of its Affiliated Companies and which shall not be or become public knowledge (other than by acts by the Participant or representatives of the Participant in violation of this Plan). After termination of a Participant’s employment with the Company, the Participant shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 7.3 constitute a basis for deferring or withholding any amounts otherwise payable under this Plan.

6.4 Named Fiduciary; Administration. The Company is the named fiduciary of the Plan, and shall administer the Plan, acting through the Plan Committee of the GRP (the “Administrative Committee”).

6.5 Claim Procedure. If an Employee or former Employee makes a written request alleging a right to receive benefits under this Plan or alleging a right to receive an adjustment in benefits being paid under the Plan, the Company shall treat it as a claim for benefit. All claims for benefit under the Plan shall be sent to the Administrative Committee and must be received within 30 days after termination of employment. If the Company determines that any individual who has claimed a right to receive benefits, or different benefits, under the Plan is not entitled to receive all or any part of the benefits claimed, it will inform the claimant in writing of its determination and the reasons therefor in a manner calculated to be understood by the claimant. The notice will be sent within 60 days of the claim. The notice shall make specific reference to the reasons for denial and pertinent Plan provisions on which the denial is based, and describe any additional material or information necessary for the claim to succeed and a description of why it is necessary. Such notice shall, in addition, inform the claimant what procedure the claimant should follow to take advantage of the review procedures set forth below in the event the claimant desires to contest the denial of the claim. The claimant may within 90 days thereafter submit in writing to the Company a notice that the claimant contests the denial of his or her claim by the Company and desires a further review. The Administrative Committee shall within 60 days thereafter review the claim and authorize the claimant to appear personally and review pertinent documents and submit issues and comments relating to the claim to the persons responsible for making the determination on behalf of the Company. The Company will render its final decision with specific reasons therefor and in a manner calculated to be understood by the claimant, and will transmit it to the claimant within 60 days of the written request for review. If the Company fails to respond to a claim filed in accordance with the foregoing within 60 days, the Company shall be deemed to have denied the claim. This Section 7.5 shall not serve to prohibit any Participant from bringing an action in a court of competent jurisdiction to enforce his or her rights under the Plan after satisfaction of the foregoing procedures. Notwithstanding the foregoing, the claims and appeals procedure provided for in this Section 7.5 will be provided for the use and benefit of Participants who may choose to use such procedures, but compliance with the provisions of these claims and appeals procedures will not be mandatory for any Participant claiming benefits after a Change in Control. It will not be necessary for any Participant to exhaust these procedures and remedies after a Change in Control prior to bringing any legal claim or action, or asserting any other demand, for payments or other benefits to which such participant claims entitlement.

6.6 Unfunded Plan Status. All payments pursuant to the Plan shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure payment. No Participant or other person shall have under any circumstances any interest in any particular property or assets of the Company as a result of participating in the Plan. Notwithstanding the foregoing, the Company may (but shall not be obligated to) create one or more grantor trusts, the assets of which are subject to the claims of the Company’s creditors, to assist it in accumulating funds to pay its obligations under the Plan.

6.7 Validity and Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

6.8 Governing Law. The validity, interpretation, construction and performance of the Plan shall in all respects be governed by the laws of the State of Delaware without reference to principles of conflict of law, except to the extent pre-empted by Federal law.

6.9 Top-Hat Plan. For purposes of ERISA, the Plan is intended to constitute a “top-hat” plan, as described in Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA and the regulations promulgated thereunder.

6.10 Section 409A. Notwithstanding any provision of this Agreement to the contrary, to the extent that the benefits provided under subsections (b) and (c) of Appendices A, B and C, Section 4.4, and Section 7.1 are not “disability pay” or “death benefit” plans within the meaning of Treasury Regulation Section 1.409A-1(a)(5), then (i) the amount of such benefits provided during one calendar year shall not affect the amount of such benefits provided in any other taxable year, except to the extent such benefits consist of the reimbursement of expenses referred to in Section 105(b) of the Code in which case a limitation may be imposed on the amount of such reimbursements as described in Treasury Regulation Section 1.409A-3(i)(1)(iv)(B); (ii) any benefits that are reimbursements must be made on or before the last day of the calendar year following the calendar year in which the fee or expense was incurred (provided, that the Participant shall have submitted an invoice for such fee or expense at least 10 days before the end of the calendar year next following the calendar year in which such fee or expense was incurred) or, in the case of the benefits under Section 4.4, the tax was due to the applicable taxing authority; and (iii) to the extent any such benefit is an in-kind benefit, such benefit may not be liquidated or exchanged for another benefit. In addition, within the time period permitted by the applicable Treasury Regulations, the Company may, in consultation with the Participant, modify the Agreement, in the least restrictive manner necessary and without any diminution in the value of the payments to the Participant, in order to cause the provisions of the Agreement to comply with the requirements of Section 409A of the Code, so as to avoid the imposition of taxes and penalties on the Participant pursuant to Section 409A of the Code. The Plan is intended to be exempt from the application of Code Section 409A. To the extent this Plan is determined to be subject to Code Section 409A and a provision of the Plan is contrary to or fails to address the requirements of Code Section 409A and related Treasury Regulations, the Plan shall be construed and administered as necessary to comply with such requirements to the extent allowed under applicable Treasury Regulations until the Plan is appropriately amended to comply with such requirements. Furthermore, to the extent this Plan is determined to be subject to Code Section 409A, any payment made on account of the termination of a “specified employee” (as determined under Treas. Reg. §1.409A-1(i)) shall be made on the date that is six (6) months after the Employee’s Date of Termination to the extent necessary to comply with the requirements of Code Section 409A and related Treasury Regulations; provided, however, that the payments of vested amounts to which the Employee would have been entitled during such 6-month period, but for this Section, shall be accumulated and paid to the Employee on the first (1st) day of the seventh (7th) month following the Employee’s Date of Termination.

APPENDIX A

(E4 PROFILE)

If the Participant is a Chief Executive Officer of the Employer on the Date of Termination, he or she shall receive the following Separation Benefits in accordance with Section 4.2.

(a) A cash lump sum which shall be the aggregate of the amounts set forth in clauses (i), (ii), (iii) and (iv):

(i) the sum of (A) any portion of the Participant’s Annual Salary earned through the Date of Termination that was not previously paid and (B) any accrued vacation pay, in each case to the extent not theretofore paid and in full satisfaction of the rights of the Participant thereto;

(ii) an amount equal to three (3) times the Participant’s Annual Salary;

(iii) an amount equal to one (1) times the Participant’s Target Annual Bonus; and

(iv) an amount equal to eighteen (18) months of the Employer and Employee portion of the cost at the Date of Termination of continuing group medical, prescription and dental coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), with interest on the amount at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

(b) The Company shall at its sole expense provide the Participant with reasonable outplacement services during the one-year period following the Participant’s Date of Termination. The Participant shall not, however, be entitled to any payment in lieu of accepting outplacement assistance services.

(c) If the Participant (and eligible family members) elect COBRA, the Employer shall continue coverage until the earlier of (a) the end of the COBRA period, or (b) such earlier date that the Participant is covered under another group health plan, subject to the terms of such plan and applicable law.

(d) Any reimbursements or in-kind benefits provided under this Plan that are subject to Code Section 409A shall be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in the Plan, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

APPENDIX B

(E3 PROFILE)

If the Participant is an Executive Vice President or Senior Vice President of the Employer on the Date of Termination, he or she shall receive the following Separation Benefits in accordance with Section 4.2.

(a) A cash lump sum which shall be the aggregate of the amounts set forth in clauses (i), (ii), (iii) and (iv):

(i)             the sum of (A) any portion of the Participant’s Annual Salary earned through the Date of Termination that was not previously paid and (B) any accrued vacation pay, in each case to the extent not theretofore paid and in full satisfaction of the rights of the Participant thereto;

(ii)          an amount equal to two (2) times the Participant’s Annual Salary;

(iii)       an amount equal to one (1) times the Participant’s Target Annual Bonus; and

(iv)      an amount of six (6) months of the Employer and Employee portion of the cost at the Date of Termination of continuing group medical, prescription and dental coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), with interest on the amount at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

(b) The Company shall at its sole expense provide the Participant with reasonable outplacement services during the one-year period following the Participant’s Date of Termination. The Participant shall not, however, be entitled to any payment in lieu of accepting outplacement assistance services.

(c) If the Participant (and eligible family members) elect COBRA, the Employer shall continue coverage until the earlier of (a) the end of the COBRA period, or (b) such earlier date that the Participant is covered under another group health plan, subject to the terms of such plan and applicable law.

(d)         Any reimbursements or in-kind benefits provided under this Plan that are subject to Code Section 409A shall be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in the Plan, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

APPENDIX C

(E1/E2 PROFILE)

If the Participant is a Vice President or Assistant Vice President of the Employer on the Date of Termination, he or she shall receive the following Separation Benefits in accordance with Section 4.2.

(a) A cash lump sum which shall be the aggregate of the amounts set forth in clauses (i), (ii) and (iii):

(i) the sum of (A) any portion of the Participant’s Annual Salary earned through the Date of Termination that was not previously paid and (B) any accrued vacation pay, in each case to the extent not theretofore paid and in full satisfaction of the rights of the Participant thereto;

(ii) an amount equal to one (1) times the Participant’s Annual Salary; and

(iii) an amount equal to one (1) times the Participant’s Target Annual Bonus.

(b) The Company shall at its sole expense provide the Participant with reasonable outplacement services during the one-year period following the Participant’s Date of Termination. The Participant shall not, however, be entitled to any payment in lieu of accepting outplacement assistance services.

(c) If the Participant (and eligible family members) elect COBRA, the Employer shall continue coverage until the earlier of (a) six months before the end of the COBRA period, or (b) such earlier date that the Participant is covered under another group health plan, subject to the terms of such plan and applicable law.

(d) Any reimbursements or in-kind benefits provided under this Plan that are subject to Code Section 409A shall be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in the Plan, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

Exhibit F

NON-COMPETITION AGREEMENT

This Non-Competition Agreement, made this 4th day of June, 2015 (“Agreement”), is by and between Carpenter Technology Corporation (the “Company”), and Joseph E. Haniford (hereinafter the “Employee”).

WHEREAS, the Company desires to employ the Employee in the position of Senior Vice President Specialty Alloys Operations in accordance with the Offer Letter, dated June 4, 2015;

WHEREAS, Employee desires to accept employment with the Company;

WHEREAS, the relationship between the Company and the Employee will be one in which the Company reposes special trust and confidence in the Employee and the Employee will be exposed to confidential information not previously known to Employee.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, the parties, intending to be legally bound, hereby agree as follows:

1.                                      Non-Competition and Non-Solicitation. In consideration of the acceptance of the terms and conditions set forth in this Agreement, as well as the Offer Letter, dated June 4, 2015, attached hereto, Employee shall be subject to the following restrictions:

While employed by the Company and, in the event Employee voluntarily terminates his/her employment, or the Company involuntarily terminates Employee’s employment with the Company for “Cause,” then, for a period of eighteen (18) months after termination of employment, Employee shall not, unless in accordance with the terms herein or with the prior written consent of the Company’s Vice President, Human Resources of the Company:

(A)                               Either directly or indirectly, solicit or divert to any Competing Business, as defined below, any individual or entity that is a customer or prospective customer of the Company or its subsidiaries or affiliates, or was such a customer or prospective customer at any time during the 18 months prior to the date of Employee’s employment termination with the Company

(B)                               Either directly or indirectly own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing or control of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, or have any financial interest in, or aid or assist anyone else in the conduct of, or use or permit Employee’s name to be used in connection with, any Competing Business or any other entity which would require Employees use of Confidential Information even though such entity may not be a Competing Business; provided, however, that nothing herein shall prevent you from investing in the securities of any company listed on a national securities exchange, provided that your involvement with any such company is solely that of a stockholder of 5% or less of any class of the outstanding securities thereof.

(C)                               Induce, offer, assist, encourage or suggest (i) that another business or enterprise offer employment to or enter into a business affiliation with any Company employee, agent or representative, or any individual who acted as an employee, agent or representative of the Company in the previous six months; or (ii) that any Company employee, agent or representative (or individual who acted as an

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employee, agent or representative of the Company in the previous six months) terminate his or her employment or business affiliation with the Company; or

(D) Hire or, directly or indirectly, participate in the hiring of any Company employee or any person who was an employee of the Company in the previous six months, by any business, enterprise or employer.

In the event that any of the provisions of this Section 1 should be adjudicated to exceed the time, geographic, product or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product or other limitations permitted by applicable law.

The term “Cause” as used herein means:

(i)                                     Employee’s conviction of a crime involving moral turpitude;

(ii)                                  Employee become incapable of performing the duties of his employment with Company due to loss or suspension of any license or certification required for the performance of those duties;

(iii)                               conduct by Employee that is found by Company to constitute fraud, embezzlement, or theft that occurs during or in the course of Employee’s employment with Company;

(iv)                              intentional damage by Employee to Company’s assets or property or the assets or property of Company’s customers, vendors, or employees;

(v)                                 intentional disclosure by Employee of Company’s confidential information contrary to Company’s policies or instructions received by Employee during or in the course of his employment with Company;

(vi)                              intentional engagement by Employee in any activity which would constitute a breach of duty of loyalty to Company;

(vii)                           conduct by Employee found by Company to constitute a willful and continued failure or refusal by Employee to substantially perform his duties for Company (except as a result of incapacity due to physical or mental illness),

(viii)                        Employee’s failure to comply with Company’s Code of Business Conduct and Ethics as well as any other Company policy or practice (despite having been advised and/or instructed regarding those policies or practices); or

(ix)                              conduct by Employee that is demonstrably and materially injurious to Company, monetarily or otherwise, as determined by Company, including injury to Company’s reputation or conduct by Employee otherwise having an adverse effect upon Company’s interests, as determined by Company.

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The term “Confidential Information” means any item of information, or compilations of information in any form, related to the Company’s business, that the Company has not made public and that is not generally known to the public, and specifically includes, but is not limited to, trade secrets, proprietary information, internal financial information, financial, marketing and strategic plans, product costs, customer lists, pricing, and key contact information, dealer and supplier data, inventions, new product plans, pending patent or copyright applications, formulas, proprietary compounds, product styles, manufacturing processes, manufacturing equipment, methods of doing business presently in existence or that come in to existence during Employee’s employment, methods of processing or producing materials presently in existence or that come in to existence during Employee’s employment, key personnel information, lists of employees, organizational charts and database information, and any other information that is identified or protected as confidential information, whether or not marked “confidential”.

The term “prospective customer” shall mean a person or business entity that the Company has identified as a user or potential user of the Company’s products and toward which the Company plans to direct sales or marketing activities.

The term “Competing Business” shall mean any business or enterprise that is engaged in the research, development, manufacture, sale, marketing or distribution of stainless steel, titanium, specialty alloys, or metal fabricated parts or components similar to or competitive with those manufactured by Carpenter.

2.                                      Equitable Relief.

(A)                               Employee has carefully considered the promises made here and acknowledges that the restrictions set forth in paragraph 1 of this Agreement are, in view of the nature of the business of the Company, reasonable and necessary to protect the legitimate interests of the Company, that the restrictions do not confer any benefit on the Company disproportionate to the detriment of the Employee, and that any violation of any provision of those Sections will result in immediate and irreparable injury to the Company. Employee also acknowledges that in the event of any such violation, the Company, in addition to any other remedies available, shall be entitled to seek preliminary and permanent injunctive relief, without the necessity of proving actual damages and to an equitable accounting of all earnings, profits and other benefits arising from any such violation, which right shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.

(B)                               Employee agrees that a lawsuit arising out of or relating to this Agreement must be brought by either party in the Court of Common Pleas for Berks County, Pennsylvania, or the United States District Court for the Eastern District of Pennsylvania. Employee hereby waives, to the fullest extent permitted by law, any objection that Employee may now, or hereafter, have to such jurisdiction or to the laying of the venue of any such lawsuit in such courts and any claim that such suit, action or proceeding has been brought in an inconvenient forum.

(C)                               In the event the Company files suit against Employee for any reason, including, but not limited to, enforcement of any provision of this Agreement, or in the event the Company is otherwise involved in litigation with Employee concerning this Agreement, and a court of competent jurisdiction finds in favor of the Company, Employee shall reimburse the Company its reasonable costs and attorneys’ fees incurred in connection with such a suit.

(D)                               Employee further agrees that any breach of the non-competition obligations set forth in Section 1 of this Agreement will extend the term of the non-compete obligation by the amount of time

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that Employee has breached this agreement so that Employee honors the non-competition provision for eighteen (18) full months.

3.                                      Survival.   Employee acknowledges that the Company has given Employee, and Employee has received, full and adequate consideration for the promises made and the restrictions contained herein. The promises and restrictions contained in this section shall run in favor of the Company and its successors and assigns, subsidiaries and affiliates, and shall survive the expiration, termination and/or non-renewal of this Agreement and/or the termination of Employee’s employment with the Company.

Employee acknowledges that the Company has given Employee, and Employee has received, full and adequate consideration for the promises made and the restrictions contained herein. The promises and restrictions contained in this section shall run in favor of the Company and its successors and assigns, subsidiaries and affiliates, and shall survive the expiration, termination and/or non-renewal of this Agreement and/or the termination of Employee’s employment with the Company.

I have read, understand and accept the terms of this Non-Competition Agreement extended to me by Carpenter Technology Corporation.

/s/ Joseph E. Haniford	6/16/15
Joseph E. Haniford	Date

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Exhibit F

INTELLECTUAL PROPERTY AGREEMENT

This Agreement sets forth the agreement between Joseph E. Haniford and CARPENTER TECHNOLOGY CORPORATION or any of its subsidiaries (“Carpenter”) concerning any inventions you may make in connection with your employment by Carpenter and your treatment of Carpenter’s confidential and proprietary information. In consideration of your employment by Carpenter and the use of Carpenter’s facilities, know-how and experience, you agree to and will abide by the following terms and conditions for the duration of your employment by Carpenter and thereafter.

SECTION 1. INVENTIONS.

The term “Inventions” shall mean any and all inventions and discoveries made, created or conceived by you, whether alone or jointly with others, relating to Carpenter’s business. This shall include, but not be limited to, improvements, designs, formulas, processes, computer programs, databases, trade secrets, proprietary information, documentation and materials. In the event of any dispute, it is agreed that Carpenter shall be the sole judge as to whether or not an invention relates to Carpenter business.

A.                                    CARPENTER’S RIGHTS TO INVENTIONS

(i)                                    Disclosure.

You agree to immediately make full written disclosure to Carpenter of any and all inventions that are conceived or reduced to practice during your employment by Carpenter and relate to the business and products, or to the actual or demonstrably anticipated research or development of Carpenter (“Carpenter Inventions”).

(ii)                                Assignment to Carpenter.

You agree that all Inventions that: (i) are Carpenter Inventions; (ii) are developed using Carpenter’s confidential and proprietary information, facilities, equipment and supplies; or (iii) result from work performed by you for Carpenter, will be the sole and exclusive property of Carpenter and you hereby assign all of your right, title and interest in such Carpenter Inventions to Carpenter. You also agree to perform any acts necessary to accomplish this assignment;

(iii)                            Assignment of Moral Rights.

To the extent permitted by law, you hereby assign any “moral” rights you may have in Carpenter Inventions to Carpenter and agree to forever waive and never assert any “moral” rights you may have in Carpenter Inventions during or after the termination of your employment with Carpenter.

B.                                    YOUR RIGHT TO INVENTIONS

(i)                                    Prior Inventions

“Prior Inventions” are inventions you made and claim an ownership interest in prior to your employment by Carpenter or prior to executing this Agreement.

Please place your initials on one of the following two lines:

/s/ JEH	I have not made any Prior Inventions.

Prior Inventions I claim to have made are attached on a separate piece of paper.

If you have not listed any Prior Inventions, you agree that no Prior Inventions exist. To the extent Prior Inventions do exist, you hereby waive any and all rights or claims of ownership in such Prior Inventions.

If you have listed Prior Inventions, you hereby grant to Carpenter a royalty-free, irrevocable, perpetual, world-wide license to any Prior Invention that is now or hereafter infringed by a Carpenter product, process or method of doing business (“Carpenter Product”) if:

(a)                                 if you were involved in the development or implementation of that portion of the Carpenter Product that infringes upon your Prior Invention;

(b)                                 you acquiesced or permitted other Carpenter employees to utilize your Prior Invention in the course of their development or implementation of the carpenter product; or

(c)                                  upon first learning of Carpenter’s use of your Prior Invention, you do not immediately notify in writing Carpenter’s Vice President of Technology of the infringement of your Prior Invention and the need for a license.

The listing of Prior Inventions does not constitute an acknowledgement by Carpenter of the existence or extent of such Prior Inventions nor of your ownership of such Prior Inventions.

(ii)                                Future Inventions

Carpenter agrees that you will own any inventions you develop while employed by Carpenter or thereafter as long as you develop such inventions: (1) on your own time; (2) not while performing Carpenter work; (3) without the use of Carpenter confidential and proprietary information, facilities, equipment and supplies; and (4) outside the scope of Carpenter’s business.

SECTION 2. PROTECTION OF CARPENTER INVENTIONS

You agree (at Carpenter’s expense) to assist Carpenter in every proper way in obtaining and enforcing patents, copyrights and other legal protections for Carpenter Inventions in any and all countries. You further agree to execute all lawful documents deemed necessary or advisable by Carpenter to obtain or enforce such patents, copyrights and other legal protections. You acknowledge that all original works of authorship that are made by you within the scope of your employment by Carpenter, and that are protectable by copyright, are works made for hire, pursuant to the United States Copyright Act (17 U.S.C. §101).

SECTION 3. CONFIDENTIAL PROPRIETARY INFORMATION

You understand that your employment by Carpenter creates a relationship of confidence and trust with respect to any information of a confidential, proprietary and secret nature that may be disclosed to you or otherwise learned by you in the course of your employment at Carpenter, including but not limited to, any confidential information of third parties disclosed to Carpenter. Such confidential, proprietary, and secret information includes, but is not limited to, information and material relating to past, present or future Inventions, marketing plans, manufacturing and product plans, technical specifications, hardware design and prototypes, business strategies, financial information, and forecasts, personnel information, and customer lists, and is referred to collectively in this Agreement as “Proprietary Information.”

A.                                    CONFIDENTIALITY OF PROPRIETARY INFORMATION

You understand and agree that your employment by Carpenter requires you to keep all Proprietary Information in confidence and trust for the tenure of your employment and thereafter, and that you will not use or disclose Proprietary information without the written consent of Carpenter, except as necessary to perform your duties as an employee of Carpenter. Upon termination of your employment with Carpenter, you will promptly deliver to Carpenter all documents and materials of any kind pertaining to your work at

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Carpenter, and you agree that you will not take with you any documents, materials or copies thereof, whether on paper, magnetic or optical media or any other medium, containing any Proprietary Information.

B.                                    INFORMATION OF OTHERS

You agree that during the tenure of your employment by Carpenter and thereafter, you will not improperly use or disclose to Carpenter any confidential, or proprietary, or secret information of your former employers or any other person. You further agree that you have not, and during your employment with Carpenter will not, bring any confidential, proprietary or secret information of your former employer(s) or any other person(s) onto Carpenter Property.

SECTION 4. MISCELLANEOUS PROVISIONS

A.                                    SEVERABILITY

If one or more of the provisions of this Agreement are deemed void or unenforceable by law, then the remaining provisions will continue in full force and effect.

B.                                    GOVERNING LAW

This Agreement will be governed by the laws of the Commonwealth of Pennsylvania. Any legal action arising out of this Agreement shall be venued in Berks County, Pennsylvania.

C.                                    SUCCESSORS AND ASSIGNS

This Agreement will be binding upon your heirs, executors, administrators, and other legal representatives and will be for the benefit of Carpenter, its successors and assigns.

BY EXECUTING THIS AGREEMENT, I INTEND TO BE LEGALLY BOUND BY ALL OF THE TERMS AND CONDITIONS CONTAINED IN THIS AGREEMENT.

/s/ Joseph E. Haniford	6/16/15
Joseph E. Haniford	Date
Signature

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